UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): March 8, 2006
Alpharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

________________________ Not Applicable ______________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

Sale of ParMed Pharmaceuticals.

On March 8, 2006, the Registrant, Alpharma U.S. Inc., a wholly-owned subsidiary of the Registrant ("Alpharma U.S."), Cardinal Health, Inc. ("Cardinal"), and Cardinal Health 110, Inc. ("CHI"), a subsidiary of Cardinal, entered into a Stock Purchase Agreement (the "Purchase Agreement") pursuant to which Alpharma U.S. will sell to CHI, for $40.1 million in cash, all of the outstanding stock of ParMed Pharmaceuticals, Inc. ("ParMed"). As set forth in the Purchase Agreement, Cardinal has guaranteed the performance of all of CHI's obligations thereunder. The sale is expected to close in the first quarter of 2006, pending the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement.

Prior to the closing of the transaction, ParMed will assign to Alpharma U.S., and Alpharma U.S. will assume, certain excluded assets and excluded liabilities, as specified in the Purchase Agreement. The purchase price to be paid by CHI is subject to adjustment if the working capital of ParMed's business as of the closing of the transaction is more than $250,000 greater or less than the working capital was on December 31, 2005.

The closing of the transaction is subject to the satisfaction or waiver of certain conditions applicable to the Registrant, Alpharma U.S. and CHI, as specified in the Purchase Agreement.

Amendment and Restatement of Loan and Security Agreement.

Effective March 10, 2005, the Registrant amended and restated its Loan and Security Agreement (as amended, the "Loan Agreement") with Bank of America, N.A., in its capacity as a lender, issuing bank and collateral and administrative agent (the "Bank"). The Loan Agreement provides for the Bank to make revolving loans to the Registrant and its subsidiaries which are parties to the Loan Agreement until October 26, 2010, at which time any outstanding revolving loans must be repaid in full. All loans made by the Bank under the Loan Agreement are secured by a security interest in substantially all of the domestic assets of the Registrant and its U.S. subsidiaries.

The Loan Agreement has been amended to reflect the reduction, at the Registrant's request, in the Bank's revolving loan commitment from $175 million to $75 million. In addition, the Registrant and the Bank have made certain technical and conforming changes to the Loan Agreement to reflect (i) the payment in full of the Registrant's (x) $35 million term loan from the Bank, (y) $220 million 8 5/8% Senior Notes and (z) $170 million 3% Convertible Senior Subordinated Notes, and (ii) the consummation of the sale of the Registrant's generics business. The Loan Agreement expressly permits, for so long as no default exists thereunder, the Registrant's sale of all of the outstanding capital stock of ParMed.

The Loan Agreement contains a consolidated fixed charge coverage ratio that is triggered by the occurrence of specified events; limitations on incurring additional debt, incurring liens or making loans; no limit on paying dividends provided that (i) no event of default exists or would result therefrom and (ii) availability under the revolving loan is at least $15 million; an annual aggregate limit of $30 million on capital expenditures (with a carryover permitted to the immediately succeeding fiscal year of up to the permitted amount that was not utilized); as well as a number of non-financial covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: March 14, 2006